Exhibit 12

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                                              CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
                             STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS
                                        TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                       (in millions of dollars)


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                                                                  For the Fiscal Years Ended
                              For the Six      For the Six                February 28,             For the Fiscal  For the Fiscal
                              Months Ended    Months Ended       -----------------------------       Year Ended      Year Ended
                            August 31, 2003  August 31, 2002     2003         2002        2001   February 29, 2000 February 28, 1999
                             --------------- ----------------    ----         ----        ----   ----------------- -----------------


Earnings: (a)
   Income before provision
   for income taxes           $   116.8        $   143.3      $   334.9    $   230.0   $   162.2       $   129.0        $   104.4
   Add fixed charges               96.3             57.4          112.8        122.9       116.2           114.0             46.5
                             --------------- ---------------- ------------ ----------- ------------ ----------------- --------------
     Earnings, as adjusted    $   213.1        $   200.7      $   447.7    $   352.8   $   278.4       $   243.0        $   150.9
                             =============== ================ ============ =========== ============ ================= ==============
Fixed Charges:
   Interest on debt and
   capitalized leases        $     82.5       $     54.6      $   107.0    $   116.4   $   111.0       $   110.0       $     43.5
   Amortization of direct
   financing costs                 12.4              1.8            3.7          4.1         3.1             2.2              1.9
   Amortization of
   discount on debt                  --               --             --          0.5         0.5             0.4              0.4
   Interest element of              1.4              1.0            2.1          1.9         1.6             1.4              0.7
   rentals
                             --------------- ---------------- ------------ ----------- ------------ ----------------- --------------
     Total fixed charges           96.3             57.4          112.8        122.9       116.2           114.0             46.5

Preferred stock dividends,
adjusted to a pre-tax               1.3               --             --           --          --              --               --
equivalent basis
                             --------------- ---------------- ------------ ----------- ------------ ----------------- --------------
Combined fixed charges and
preferred stock dividends    $     97.6       $     57.4      $   112.8    $   122.9   $   116.2       $   114.0      $      46.5
                             =============== ================ ============ =========== ============ ================= ==============
Ratio of Earnings to Fixed
Charges                             2.2x             3.5x           4.0x         2.9x        2.4x            2.1x             3.2x
                             =============== ================ ============ =========== ============ ================= ==============


Ratio of Earnings to
Combined Fixed Charges and
Preferred Stock Dividend            2.2x             3.5x           4.0x         2.9x        2.4x            2.1x             3.2x
                             =============== ================ ============ =========== ============ ================= ==============





         (a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense. "Preferred stock dividends" consist of income before taxes that is required to pay the dividends on our outstanding Series A mandatory convertible preferred stock.

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